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                                                                 EXHIBIT (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated July 20, 1998, and the related Letter of Transmittal and is being made to all holders of Shares. Capitalized terms not defined in this notice are defined in the Offer to Purchase. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                               Notice of Offer by

                         INLAND STEEL INDUSTRIES, INC.

                           to Purchase for Cash up to
                     25,500,000 Shares of its Common Stock
           (including the Associated Preferred Stock Purchase Rights)
                  at a Purchase Price not Greater than $34.00
                         nor Less than $30.00 per Share

     Inland Steel Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock ($1.00 par value) (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 25, 1997, between the Company and Harris Trust and Savings Bank, as the Rights Agent) to the Company at a price not greater than $34.00 nor less than $30.00 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 20, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights. The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated by reference herein in its entirety.

     The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 14, 1998 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $34.00 nor less than $30.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 25,500,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $34.00 nor less than $30.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the terms thereof relating to proration and conditional tenders. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration and the conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration or conditional tenders) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through the Book-Entry Transfer Facility's Automated Tender Offer Program, the specific acknowledgment, in each case together with any other required documents. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 25,500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority: (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner who tenders all Shares (excluding Shares attributable to individual accounts under the Thrift and Savings Plans) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with the Offer, for which the condition was satisfied without regard to the procedure set forth in clause (c) below, and all other Shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis, if necessary (as described in the Offer); and (c) then, if necessary to permit the Company to purchase 25,500,000 Shares, Shares conditionally tendered, for which the condition was not initially satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot (as described in the Offer).

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     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $34.00 nor less than $30.00 per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Company is making the Offer to distribute to those stockholders of the Company desiring liquidity a substantial portion of the net proceeds from the ISC/Ispat Transaction and to afford such stockholders an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE THE OFFER FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in the Offer shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in the Offer by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof.

     Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Monday, September 14, 1998. For a withdrawal to be effective, the Depositary must receive (at its address set forth in the Offer) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHAT PRICE OR PRICES TO TENDER THEIR SHARES.

     The Offer to Purchase, the Letter of Transmittal and related documents are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for subsequent transmittal to beneficial holders of Shares.

     The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated in this notice by reference.

     Please contact the Information Agent for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. It will furnish copies promptly at the Company's expense.

                     The Information Agent for the Offer is:

                                   MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)

                                       or

                           (800) 322-2885 (toll free)


                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                           (800) 323-5678 (toll free)


July 20, 1998